EXHIBIT 99.1

Pfizer Completes Consent Solicitation

Receives Requisite Consents for Amendments to Wyeth Indenture

NEW YORK--(BUSINESS WIRE)--Pfizer today announced that it has received the requisite consents to amend certain provisions of the indenture governing the following outstanding debt securities (the Securities) of Wyeth, its wholly owned subsidiary:

D.F. King, the Tabulation Agent, has advised that as of the expiration of the consent solicitation at 5:00 p.m., New York City time, on October 29, 2009, Pfizer had received the requisite consents in respect of at least a majority in aggregate principal amount of Securities outstanding as of the record date, 5:00 p.m. New York City Time, October 14, 2009. As a result, Pfizer and Wyeth will enter into a supplemental indenture to amend the indenture governing the Securities. In addition, Pfizer will (i) issue an unconditional and irrevocable guarantee of the prompt payment, when due, of any amounts owed in respect of the Securities and (ii) make a payment to each holder who validly delivered its consent prior to the expiration of the solicitation and did not revoke such consent of $1.50 for each $1,000 principal amount of Securities to which such consent relates.

The detailed terms and conditions of the consent solicitation are set forth in a Consent Solicitation/Prospectus Supplement dated October 16, 2009, which has been filed with the Securities and Exchange Commission.

Barclays Capital acted as Solicitation Agent for the consent solicitation, and D.F. King acted as the Information Agent and Tabulation Agent.

This announcement is for informational purposes only and is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.

Debt Security Description	CUSIP No.	Aggregate Principal Amount
6.700% Notes due 2011	026609AM	$1,497,580,000
6.700% Notes due 2011	026609AJ	$2,420,000
5.250% Notes due 2013	983024AA	$1,500,000,000
5.500% Notes due 2014	983024AE	$1,750,000,000
5.500% Notes due 2016	983024AJ	$1,000,000,000
5.450% Notes due 2017	983024AM	$500,000,000
7.250% Notes due 2023	026609AC	$250,000,000
6.450% Notes due 2024	983024AF	$500,000,000
6.500% Notes due 2034	983024AG	$750,000,000
6.000% Notes due 2036	983024AL	$500,000,000
5.950% Notes due 2037	983024AN	$2,000,000,000

Contacts

Pfizer
Media:
Joan Campion, 212-733-2798
or
Investor:
Suzanne Harnett, 212-733-8009